UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material pursuant to Rule 14a-12

NEUTRAL TANDEM, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One South Wacker Drive, Suite 200

Chicago, Illinois 60606

April 22, 2010

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Neutral Tandem, Inc. (“Neutral Tandem”) to be held on May 25, 2010, at 8:00 a.m. central time in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about April 23, 2010.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Neutral Tandem.

Sincerely,

Rian J. Wren

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Neutral Tandem, Inc. (“Neutral Tandem” or the “Company”) will be held on May 25, 2010, at 8:00 a.m. central time in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606:

1.	To elect six directors to our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof. Our Board of Directors recommends you vote “FOR” the election of directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on April 15, 2010 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. central time on May 25, 2010. You may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our related 2009 Annual Report on Form 10-K are available for viewing, printing and downloading at the Investor Relations section of our website at www.neutraltandem.com.

By Order of the Board of Directors,

Richard L. Monto, General Counsel and Corporate Secretary

Chicago, Illinois

April 22, 2010

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

We are soliciting proxies for our 2010 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 15, 2010, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for 2009 and other required information.

Will I receive a copy of Neutral Tandem’s annual report?

A copy of our 2009 Annual Report on Form 10-K and a letter from Rian Wren, our Chief Executive Officer, are enclosed.

You may request another free copy of our Annual Report on Form 10-K for the year ended December 31, 2009 from:

Neutral Tandem, Inc.

Attn: Chief Financial Officer

One South Wacker Drive, Suite 200

Chicago, Illinois 60606

(312) 384-8000

Alternatively, you can access our 2009 Annual Report on Form 10-K and other financial information in the Investor Relations section of our website at www.neutraltandem.com. We will also furnish any exhibit to the 2009 Annual Report on Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see page 6).

•	Ratification of the independent registered public accounting firm (see page 9).

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of our independent registered public accounting firm for the 2010 year.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of our Board. Our Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to our Chief Financial Officer at the address on the cover of this proxy statement;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of our common stock that you owned on April 15, 2010.

How many shares are entitled to vote?

There were 33,476,137 shares of our common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under our Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•

The six nominees for director who receive the highest number of votes at the annual meeting in person or by proxy will be elected. If the shares you own are held in “street name” by a bank, broker or other record holder, your bank, broker or other record holder is required to vote your shares according to your instructions. Starting this year, record holders who do not receive instructions on the election of a director nominee will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.”

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.” If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

Under the current rules of the New York Stock Exchange, or NYSE, if you hold your shares in “street name,” and you don’t give specific voting instructions to your bank, broker or other record holder, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Although a NYSE rule, this rule applies to all NYSE member firm regulated banks and brokers, and thus affects us notwithstanding the fact that our shares are not listed on the NYSE. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the NYSE rules and your bank, broker or other record holder will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (proposal one) is a “non-discretionary” item. If you do not instruct your bank, broker or other record holder how to vote with respect to this item, your bank, broker or other record holder may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other record holder that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results on a Form 8-K within four business days of the annual meeting.

How may I view a list of Neutral Tandem’s stockholders?

A list of stockholders entitled to attend and vote at the 2010 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2010 annual meeting at our offices located at:

One South Wacker Drive,

Suite 200

Chicago, Illinois 60606

The list will be available for viewing also at the 2010 annual meeting. You must be a stockholder of Neutral Tandem and present valid identification to view the list.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Neutral Tandem stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for Neutral Tandem’s transfer agent?

Please contact Computershare at (800) 962-4284 or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

By Mail:

Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

By Overnight Delivery:

Computershare Investor Services

250 Royall Street

Canton, MA 02021

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are six nominees for election to our Board of Directors this year. Mr. Hynes has served on our Board of Directors since our founding in 2001. Mr. Barris has served on our Board of Directors since 2003. Mr. Hawk has served on our Board of Directors since 2004. Messrs. Ingeneri and Wren have served on our Board of Directors since 2006. Mr. Evans has served on our Board of Directors since 2008. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the six persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

All of the nominees have indicated to us that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Rian J. Wren and Robert M. Junkroski, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board or leave the place vacant to be filed at a later time.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The six persons receiving the highest number of “FOR” votes represented by shares of our common stock present in person or represented by proxy at the annual meeting will be elected.

Rian J. Wren Director since 2006 Age 53	Mr. Wren joined us in February 2006 and has served as our President, Chief Executive Officer and Director since that time. Prior to joining us, Mr. Wren was Senior Vice President and General Manager of Telephony for Comcast Cable from November 1999 to August 2005. Mr. Wren joined Comcast in 1999 and was named CEO of Broadnet, Comcast’s international wireless company located in Brussels, Belgium in 2000. After returning to the United States, he served as the Senior Vice President and General Manager of Telephony for Comcast Cable Division. Prior to joining Comcast, Mr. Wren held several senior management positions at AT&T from 1978 to 1999, including President of the Southwest Region, and worked in the Consumer, Business, Network Services, and Network Systems Manufacturing divisions for more than 20 years. Mr. Wren holds a B.S. degree in Electrical Engineering from the New Jersey Institute of Technology and an M.S. in Management from Stanford University, which he attended as a Sloan Fellow. We believe Mr. Wren’s qualifications to sit on our Board of Directors include his strong business background and extensive executive leadership and management experience in the telecommunications industry.

James P. Hynes Director since 2001 Age 62	Mr. Hynes co-founded Neutral Tandem in 2001, and served as Chief Executive Officer until February 2006, after which he became Executive Chairman. In December 2006 Mr. Hynes stepped down as Executive Chairman and assumed the title of Chairman of the Board, a position he holds today. Active in the industry for over 30 years, Mr. Hynes personally directed the establishment of COLT Telecommunications in Europe as their first CEO in 1992. As Chairman of the Board, he led COLT’s initial public offering in 1996. Mr. Hynes established MetroRED Telecom in South America and Mexico, as well as KVH Telecom in Tokyo. Concurrent with taking on these operating roles, he was Group Managing Director at Fidelity Capital for 10 years. His career has included senior positions with Chase Manhattan, Continental Corporation, Bache & Co. and New York Telephone. Mr. Hynes is Chairman of the Board of Trustees of Iona College and is also on the North American Board of the SMURFIT Graduate School of Business, University College Dublin in Ireland. We believe Mr. Hynes’s qualifications to sit on our Board of Directors include his over 30 years of experience in the telecommunications industry, leadership roles at major telecommunications organizations, and strong skills in finance, management and strategic planning.

Peter J. Barris Director since 2003 Age 58	Mr. Barris has served as a Director since 2003. Mr. Barris is currently the Managing General Partner of New Enterprise Associates, Inc. (“NEA”) where he specializes in information technology investing. Mr. Barris has been with NEA since 1992, and he serves as a general partner or other officer of various entities affiliated with NEA. From 1988 to 1990, Mr. Barris was President and Chief Operating Officer at LEGENT Corporation. Mr. Barris held various management positions at UCCEL Corporation from 1985 to 1988. Prior to that, Mr. Barris also held various management positions between 1977 and 1985 at the General Electric Company, including Vice President and General Manager at GE Information Services, Inc. Mr. Barris also serves as a member of the Boards of Directors of InnerWorkings, Inc. (NASDAQ: INWK), where he also serves as a member of the audit, compensation and nominating and corporate governance committees, Vonage Holdings Corp., where he also serves as a member of the compensation and nominating and corporate governance committees, Echo Global Logistics, Inc. (NASDAQ: ECHO), where he also serves as a member of the nominating and corporate governance committee and chairman of the compensation committee, Broadview Network Holdings, Inc., Groupon, Inc., Jobfox, Inc., MBXG Holdings, Inc., and Hillcrest Laboratories, Inc. Mr. Barris is a member of the Board of Trustees of Northwestern University, the Board of Overseers of Tuck School at Dartmouth College and the Board of Trustees of the University of Virginia, College Foundation. We believe Mr. Barris’s qualifications to sit on our Board of Directors include his strong background in strategic planning and decades of experience providing strategic advisory services to complex organizations.

Robert C. Hawk Director since 2004 Age 70	Mr. Hawk has served as a Director since January 2004. Mr. Hawk has served as President of Hawk Communications since 1996 and is a Venture Partner of DCM, an affiliate of DCM III, DCM III-A and DCM Affiliates Fund III. Prior to this, Mr. Hawk served as President and Chief Executive Officer of US West Multimedia Communications, Inc. From 1986 until 1995, Mr. Hawk was President of the Carrier Division of US West Communications, Inc. Prior to holding that position, Mr. Hawk was Vice President, Marketing and Strategic Planning for CXC Corporation, and Director of Advanced Systems Development for American Bell. From 1997 to 2002, Mr. Hawk served as a Special Limited Partner of Crosspoint Venture Partners. During that time he served on the boards of directors or advisory boards of fifteen companies that went public. Mr. Hawk previously served as a Director of Covad Communications and Centillium Communications and is currently a director of several private high technology companies. We believe Mr. Hawk’s qualifications to sit on our Board of Directors include his strong background in finance and extensive leadership experience in the telecommunications industry.

Lawrence M. Ingeneri Director since 2006 Age 51	Mr. Ingeneri has served as a Director since October 2006. Mr. Ingeneri is currently the Chief Financial Officer and a member of the Board of Directors of mindSHIFT Technologies, Inc., an IT managed services provider which he joined in October 2003. Prior to that time, Mr. Ingeneri was employed by COLT Telecom Group plc, or COLT, a European telecommunications services company from July 1996 to December 2002. Mr. Ingeneri was the Chief Financial Officer of COLT from July 1996 to June 2002 and a member of the Board of Directors of COLT from June 2001 to June 2002. We believe Mr. Ingeneri’s qualifications to sit on our Board of Directors include his many years of executive experience in the telecommunications industry and strong skills in corporate finance.

G. Edward Evans Director Since 2008 Age 49	Mr. Evans has served as a Director since November 2008. Mr. Evans is currently the Chairman of the Board and Chief Executive Officer of Stelera Wireless, a leader in deploying broadband services to rural markets throughout the United States. Previously, Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Syniverse Holdings, Inc. Mr. Evans was elected Syniverse’s Chairman in February 2005 after having served as a director since February 2002. Mr. Evans served as the Chief Executive Officer of Syniverse from February 2002 until January 2006, at which time he stepped down from the position. Mr. Evans remained Chairman of the Board until January 2007. From January 1997 to January 2002, Mr. Evans held various executive positions with Dobson Communications Corporation, first as President of its cellular subsidiaries and then as President and Chief Operating Officer of the organization. Today, Mr. Evans serves on the boards of Solix, CTIA—The Wireless Association, Carolina West Wireless, and the Network Reliability and Interoperability Commission, an advisory committee to the FCC. We believe Mr. Evans’s qualifications to sit on our Board of Directors include his experience managing telecommunications organizations, and strong skills in business and government relations.

Dr. Dixon R. Doll’s term on the Board will expire at the annual meeting.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2010. During 2009, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 44. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for year 2010. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for year 2010 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Dr. Doll’s term on the Board will expire at the annual meeting. Immediately following the annual meeting, we anticipate that the Board of Directors will consist of six members.

Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Criteria considered by the Nominating and Corporate Governance Committee in the nomination of directors include:

•	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

•	the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of our business;

•	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively;

•

the individual’s ability to devote sufficient time to carry out his or her responsibilities as director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves; and

•	the differences of viewpoint, professional experience, education, skill and other qualities or attributes that each nominee possesses that contribute to board heterogeneity and diversity.

For a description of each nominee’s skills and experiences, refer to “Proposal No. 1: Election of Directors” above.

Our Board of Directors met four times in 2009. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2009, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. All of our directors then serving on our Board attended our 2009 annual meeting of stockholders. Directors are encouraged to attend the annual meeting of stockholders.

Board Leadership Structure. The Chairman of the Board of Directors and our Chief Executive Officer are separate positions and are filled by different individuals. The Chairman, Mr. Hynes, is a co-founder of our Company, was previously our Chief Executive Officer until February 2006 and has been active in the industry for over 30 years. The Chief Executive Officer is responsible for setting our strategic direction and overseeing our day-to-day performance. The Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings. The Board believes that its current leadership structure is appropriate at this time. In particular, the structure capitalizes on Mr. Hynes’ extensive experience in the telecommunications industry, while retaining separation of the Chairman of the Board and Chief Executive Officer leadership roles to enhance the Board’s independence from management.

Board Independence. The Board has determined that each of the directors, with the exception of Mr. Wren, qualifies as “independent” as independence is defined by Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq marketplace rules.

Communication with the Board of Directors

You may communicate with the Board by directing communications to the Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors. In accordance with instructions from the Board, the Chief Financial Officer will review all communications, will organize the communications for review by the Board and will promptly forward communications (other than communications unrelated to the our operations, such as advertisements, mass mailings, solicitations and job inquiries) to the Board or individual directors.

In addition, the Audit Committee of our Board has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls, and auditing matters. Concerns may be reported through our Compliance Hotline at 1-(888) 291-6431, or through a confidential web form, available at http://ir.neutraltandem.com/contactBoard.cfm. Concerns may be submitted anonymously and confidentially.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three persons. All of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent” as independence is defined by Rule 5605(a)(2) of the Nasdaq marketplace rules. All members of the Audit Committee are “independent” as defined by the rules of the Securities and Exchange Commission (“SEC”).

Audit Committee. The Audit Committee is comprised of Messrs. Ingeneri (Chairman), Hawk and Evans, who are each considered “independent” under the heightened independence standard required for audit committee members under the Nasdaq marketplace rules and the rules of the SEC. The Audit Committee is responsible for reviewing our risk assessment and risk management policies, and meets with management and auditors to discuss significant risks to our Company and the steps being taken to reduce such risks. The Audit Committee also oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditor’s qualifications and independence; and the performance of our independent auditor. Our Audit Committee, among other things, has sole responsibility to retain and terminate our independent auditor, pre-approves all audit and non-audit services performed by our independent auditor and the fees and terms of each engagement and reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Lawrence M. Ingeneri meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee is available in the Investor Relations section of our website at www.neutraltandem.com.

Compensation Committee. The Compensation Committee is currently comprised of Messrs. Doll (Chairman), Barris and Evans. Dr. Doll’s term on the Board will expire at the annual meeting. It is anticipated that Mr. Hynes will join the Compensation Committee following the annual meeting. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and directors and establishes and reviews general policies relating to the compensation and benefits of our officers, employees and directors. Our executive officers make recommendations regarding executive compensation to the Compensation Committee. However, only the Compensation Committee makes decisions on executive compensation. Our human resources department supports the Compensation Committee in the administration of the benefit plans and compensation arrangements.

The charter of the Compensation Committee allows the Compensation Committee to engage compensation consultants as it deems appropriate. In 2009, we retained an independent compensation consultant, Towers Perrin, to assist us in evaluating and updating certain aspects of our equity compensation practices and to conduct a competitive review of our long-term incentive compensation plans. See “Compensation Discussion and Analysis—Overview of Compensation Methodology” below.

The charter of the Compensation Committee is available in the Investor Relations section of our website at www.neutraltandem.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Hawk (Chairman), Barris and Ingeneri. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters—Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as our directors, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee considers the differences of viewpoint, professional experience, education, skill and other qualities or attributes that each nominee possesses to contribute to Board heterogeneity and diversity. The Nominating and Corporate Governance Committee also considers each nominee’s independence, judgment, strength of character, reputation in the business community, ethics, integrity, business or other relevant experience, skills and industry knowledge, among other criteria listed under “Board of Directors and Corporate Governance—Board Composition” above. The Nominating and Corporate Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

We have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee is available in the Investor Relations section of our website at www.neutraltandem.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2009:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rian J. Wren
James P. Hynes(1)
Dixon R. Doll(1)		Chairman
Peter Barris		Member	Member
Robert C. Hawk	Member		Chairman
Lawrence M. Ingeneri	Chairman		Member
G. Edward Evans	Member	Member
Number of Meetings in 2009	6	5	2

(1)	Dr. Doll’s term on the Board will expire at the annual meeting. It is anticipated that Mr. Hynes will join the Compensation Committee following the annual meeting.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.neutraltandem.com and is available in print to any stockholder who requests it. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days of the waiver or substantive change.

The Board’s Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular updates and reports from members of senior management on areas of material risk to our Company, including operational, financial, regulatory, strategic and reputational risks. The full Board or, if appropriate, one of its committees receives these updates and reports from the senior managers responsible for the oversight of particular risks within our Company. These updates and reports enable the Board to understand and implement our risk identification, risk management and risk mitigation strategies.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table provides information concerning beneficial ownership of our common stock as of April 15, 2010, by:

•	each of our directors;

•	each of our named executive officers;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 33,476,137 shares of common stock outstanding as of April 15, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 15, 2010 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Except as otherwise set forth below, the street address of each beneficial owner is c/o Neutral Tandem, Inc., One South Wacker Drive, Suite 200, Chicago, Illinois 60606.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Holders of more than 5% of our voting securities
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	3,243,094	9.7%
Next Century Growth Investors, LLC(2) 5500 Wayzata Boulevard, Suite 1275 Minneapolis, MN 55416	2,352,282	7.0%

Directors and named executive officers
Dixon R. Doll(3)	81,440	*
Peter J. Barris(4)	72,514	*
G. Edward Evans(5)	23,966	*
Robert C. Hawk(6)	18,098	*
James P. Hynes(7)	837,163	2.5%
Lawrence M. Ingeneri(8)	73,043	*
Rian J. Wren(9)	345,869	1.0%
Robert M. Junkroski(10)	179,500	*
David Lopez(11)	17,000	*
Surendra Saboo(12)	295,525	*
Richard L. Monto (13)	101,246	*
All directors and executive officers as a group (11 persons)	2,035,023	6.1%

*	Under 1.0%
(1)

According to a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. and affiliated entities (“BlackRock”), as of December 31, 2009, BlackRock is the beneficial owner of 3,243,094 shares, as to which it has sole voting power and sole dispositive power. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock International Ltd. and BlackRock Investment Management UK. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.
(2)	According to a Schedule 13G filed with the SEC on February 12, 2010 by Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet, as of December 31, 2009, each of the holders exercises shared voting power and shared dispositive power over 2,352,282 shares and disclaims beneficial ownership of such shares, except to the extent of each of their respective pecuniary interests therein, if any. Their principal address is 5500 Wayzata Boulevard, Suite 1275, Minneapolis, MN 55416.
(3)	Consists of (a) 14,556 shares of common stock held by The Dixon and Carol Doll Family Trust, (b) 2,537 shares of common stock held by The Birchwood Family Limited Partnership, and (c) 64,347 shares of restricted stock owned by Dr. Doll, of which 14,711 shares will be unvested as of May 25, 2010, Dr. Doll’s final day of service as a director of our Company. Dr. Doll disclaims beneficial ownership of the shares held by The Dixon and Carol Doll Family Trust and The Birchwood Family Limited Partnership, except to the extent of his pecuniary interest therein, if any. Dr. Doll’s address is c/o DCM, 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Dr. Doll’s term on the Board will expire at the annual meeting.
(4)	Consists of (a) 8,347 shares of restricted stock owned by Mr. Barris, one half of which will vest on November 16, 2010, with the remaining shares vesting on a monthly basis over the subsequent 12 months, and (b) 64,167 shares subject to options that are exercisable within 60 days of April 15, 2010. Mr. Barris’ address is c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(5)	Consists of (a) 4,174 shares of restricted stock owned by Mr. Evans, one half of which will vest on November 16, 2010, with the remaining shares vesting on a monthly basis over the subsequent 12 months, and (b) 19,792 shares subject to options that are exercisable within 60 days of April 15, 2010.
(6)	Consists of (a) 8,347 shares of restricted stock owned by Mr. Hawk, one half of which will vest on November 16, 2010, with the remaining shares vesting on a monthly basis over the subsequent 12 months, (b) 1,000 shares owned by Michael Hawk, his brother, and (c) 8,751 shares subject to options that are exercisable within 60 days of April 15, 2010. Mr. Hawk disclaims beneficial ownership with respect to such shares held by his brother except to the extent of his proportionate pecuniary interest therein, if any.
(7)	Consists of (a) 764,649 shares of common stock owned by Mr. Hynes, (b) 8,347 shares of restricted stock owned by Mr. Hynes, one half of which will vest on November 16, 2010, with the remaining shares vesting on a monthly basis over the subsequent 12 months, and (c) 64,167 shares subject to options that are exercisable within 60 days of April 15, 2010.
(8)	Consists of (a) 529 shares of common stock owned by Mr. Ingeneri, (b) 8,347 shares of restricted stock owned by Mr. Ingeneri, one half of which will vest on November 16, 2010, with the remaining shares vesting on a monthly basis over the subsequent 12 months, and (c) 64,167 shares subject to options that are exercisable within 60 days of April 15, 2010.
(9)	Consists of (a) 85,000 shares of common stock owned by Mr. Wren and (b) 260,869 shares subject to options that are exercisable within 60 days of April 15, 2010.
(10)	Consists of (a) 142,500 shares of common stock owned by Mr. Junkroski and (b) 37,000 shares subject to options that are exercisable within 60 days of April 15, 2010.
(11)	Consists of 17,000 shares of common stock owned by Mr. Lopez.
(12)	Consists of (a) 56,700 shares of common stock owned by Mr. Saboo and (b) 238,825 shares subject to options that are exercisable within 60 days of April 15, 2010.
(13)	Consists of (a) 32,600 shares of common stock owned by Mr. Monto and (b) 68,646 shares subject to options that are exercisable within 60 days of April 15, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. These persons and entities are also required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on representations and information provided to us by the persons required to make such filings, we believe that all applicable Section 16(a) filing requirements applicable to the persons required to make such filings were complied with, except that one transaction was reported late on Form 4 by Peter Barris.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The material principles underlying our executive compensation policies and decisions are intended to:

•	implement compensation packages that are competitive with comparable organizations and allow us to attract and retain the best possible executive talent;

•	relate annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•	appropriately balance the mix of cash and non-cash short and long-term compensation;

•	encourage integrity in business dealings through the discretionary portion of our compensation package; and

•	align executives’ incentives with long-term stockholder value creation.

To implement these principles, the Compensation Committee, which is responsible for approving and administering the compensation program for executive officers and certain senior employees, including our named executive officers, expects to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as the development of our network, the establishment and maintenance of key strategic relationships and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue, customer growth, churn and markets launched. As our executives assume greater responsibility, a larger portion of their total compensation is expected to be “at risk” and thus subject to corporate and individual performance.

Overview of Compensation Methodology

To assist the Compensation Committee in discharging its responsibilities, in 2005, the Compensation Committee retained a compensation consultant, Human Capital Solution, to evaluate certain aspects of our compensation practices and to assist in developing and implementing our executive compensation program. Human Capital Solution also provides outsourced human resources management services to us. Human Capital Solution developed a competitive peer group—which included the following private and public companies, such as Level 3, Arbinet-thexchange, Inc., NeuStar, Inc., KMC Telecom, Inc., New Global Telecom, Inc. and VeriSign Inc.—and performed analyses of competitive compensation levels focusing on base salary and bonus for the peer group (“2005 Study”). Our management developed recommendations using the 2005 Study that were reviewed and approved by the Compensation Committee in connection with developing and approving the salary and bonus compensation awards for 2006, 2007 and 2008. The 2005 Study was used to set compensation and bonuses for senior management for those years, but has not been directly relied upon since that time in making compensation decisions, except to the extent that the compensation levels established during 2005 still comprise a substantial portion of our named executive officers’ salary and bonus compensation levels. The 2005 Study did not address the terms and conditions of the employment agreements, and therefore the 2005 Study was not relied upon in establishing the terms and conditions for our executive employment agreements. Rather, the Compensation Committee of our Board of Directors, relying on its collective experience as directors for similar sized companies, together with our outside law firm, established the terms and conditions of our employment agreements. No member of our management, including our named executive officers, provides recommendations to the Compensation Committee with respect to his own compensation.

Our Compensation Committee informally reviews competitive market practices from time to time by speaking to recruitment agencies and reviewing publicly available information relating to compensation of executive officers at other comparable telecommunications or technology companies. In 2008 and 2009, our

Compensation Committee also informally considered competitive market practices by reviewing compensation survey data that we purchased from Radford, a third party compensation consultant, in 2008, relating to compensation of executive officers at other comparable telecommunications or technology companies. The Compensation Committee developed and approved salary compensation for 2009 using data from 2008 Radford Executive Compensation Survey, a nationally recognized executive compensation survey.

In 2009, we retained a compensation consultant, Towers Perrin, to assist us in evaluating and updating certain aspects of our equity compensation practices, advise on the competitiveness of Board compensation, and conduct a competitive review of long-term incentive compensation for our named executive officers. We instructed Towers Perrin to collect long-term incentive plan data and to analyze and compare our current long-term incentive plan design with the plans utilized by the peer group companies developed by Towers Perrin and approved by us. Towers Perrin prepared long-term incentive plan data using data from the 2008 Radford Executive Compensation Survey, a nationally recognized executive compensation survey, reflective of general industry pay levels for companies of similar size, including the 25th, 50th and 75th percentile market data for each of the named executive officers. In selecting the peer group companies, we and Towers Perrin identified publicly-traded companies that, in their view, compete with us for talent, have revenue and performance that are generally comparable to us, and are in the communications services industry. We and Towers Perrin also focused on companies that fell under the following broad categories: recent initial public offering, competitive local exchange carrier, tower companies, and telecommunications. The complete list of peer group companies is as follows:

American Tower Corporation	InnerWorkings, Inc.	Switch & Data Facilities Co. Inc.
Cbeyond Inc.	Level 3 Communications Inc.	Syniverse Holdings Inc.
Cogent Communications	Neustar Inc.	Transaction Network Services
Crown Castle International Corp.	Paetec Holding Corp.	Verisign Inc.
FiberNet Telecommunications Group	Rackspace Hosting, Inc.	XO Holdings, Inc.

Other than our retention of Human Capital Solution in 2005 and Towers Perrin in 2009, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. Human Capital Solution ceased providing outsourced human resources management services to us in 2009 and has not performed any additional compensation studies for us since 2005. Our Compensation Committee may request similar studies periodically in the future if it feels it is necessary.

The Compensation Committee does not seek to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the band of the 25th to 75th percentiles. Market data is only one of many factors that the Committee considered in the determination of executive compensation levels. Other factors include our historical practices, the officer’s leadership and advancement of our long-term strategy, plans and objectives, individual performance and contribution to our success, budget guidelines and assessment of our financial condition.

Our Compensation Committee reviews and approves all of our compensation policies.

Elements of Compensation

The principal elements of our compensation package are as follows:

•	base salary;

•	annual cash incentive bonuses;

•	long-term incentive plan awards;

•	severance benefits;

•	change in control benefits;

•	perquisites and other compensation; and

•	retirement benefits.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. When establishing base salaries, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well qualified candidates available to assume the individual’s role. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Base salaries of our named executive officers are reviewed at a minimum annually by our Compensation Committee during our performance review, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For a further description of base salaries of our named executive officers, see “—Employment Agreements” below.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for nearly all employees, including our named executive officers. The annual cash incentive bonuses are intended to compensate for the achievement of both our annual financial goals and individual annual performance objectives, outlined below. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The corporate targets and the individual objectives are given roughly equal weight in the bonus analysis. The corporate targets are the financial metrics contained in the internal business plan adopted by our Board of Directors, including revenue, Adjusted EBITDA and net income. EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA means EBITDA as further adjusted to eliminate non-cash share-based compensation. For 2006, our corporate targets were revenues of $56.9 million, Adjusted EBITDA of $13.8 million and net income of $6.3 million. For 2007, our corporate targets were revenues of $74.4 million and Adjusted EBITDA of $18.6 million. For 2008, our corporate targets were revenues of $113.0 million and Adjusted EBITDA of $39.5 million. For 2009, our corporate targets were revenues of $164.0 million and Adjusted EBITDA of $75.4 million. Since the components of the corporate targets for 2010 contain highly sensitive data such as targeted revenue and Adjusted EBITDA growth, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Achievement of the annual internal business plan financial metrics adopted by our Board of Directors will result in full credit being given for the corporate targets portion of the annual cash incentive bonus.

In addition, if annual internal business plan financial metrics are exceeded by a pre-determined targeted percentage (5% for revenue and/or 5% for Adjusted EBITDA), or “stretch goal,” the annual cash incentive bonus for our named executive officers may be increased above the target bonus. For example, while the 2010 target bonus for our named executive officers is set at 40% (except that Mr. Monto’s is 35%) of their annual base salary, for 2010 our Compensation Committee has established a “stretch goal” with specific criteria tied to exceeding the annual internal business plan which could result in an additional cash incentive bonus, as determined by the Compensation Committee, awarded for meeting such “stretch goals.” Individual objectives are necessarily tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Other than for Mr. Lopez, who is compensated based on our financial goals and other individual performance objectives, the individual objectives for our named executive officers in 2009 generally included the following primary qualitative and quantitative criteria:

•

Mr. Wren, Chief Executive Officer: qualitative criteria such as recruitment, retention and development of senior management, the strategic positioning of our products and services and the development of new services, management of various regulatory matters and quantitative criteria such as performance against internal business plan financial metrics. For 2009, Mr. Wren’s quantitative objectives were the same as our corporate targets for that year and due to our success against those targets, he met those criteria.

•

Mr. Junkroski, Chief Financial Officer: qualitative criteria such as management of our financial and administrative affairs, the management of human resources and quantitative criteria such as performance against internal business plan financial metrics. For 2009, Mr. Junkroski’s quantitative objectives were the same as our corporate targets for that year and due to our success against those targets, he met those criteria.

•

Dr. Saboo, Chief Operating Officer: qualitative criteria such as management of our services delivery, the recruitment and development of employees, the strategic positioning of our products and development of new services and quantitative criteria such as performance against internal business plan financial metrics. For 2009, Dr. Saboo’s quantitative objectives were the same as our corporate targets for that year and due to our success against those targets, he met those criteria.

•

Mr. Monto, General Counsel and Corporate Secretary: qualitative criteria such as management of our legal affairs and external affairs and quantitative criteria such as performance against internal business plan financial metrics. For 2009, Mr. Monto’s quantitative objectives were the same as our corporate targets for that year and due to our success against those targets, he met those criteria.

Measurement of the above criteria is both quantitative and qualitative. For example, actual performance is compared relative to internal business plan financial metrics to determine if quantitative criteria are met, whereas, qualitative factors are based upon a review of the prior year’s events and the change, if any, in the relative criteria. Successful attainment of both qualitative and quantitative individual objectives combined with successful achievement of the annual internal business plan financial metrics adopted by our Board of Directors will result in payment of the full annual cash incentive bonus, plus an additional bonus amount awarded at the discretion of the Compensation Committee if the “stretch goal” criteria are met in whole or in part.

The corporate and individual targets under our annual cash incentive bonus program are intended to be challenging yet achievable for the participants, but only if there was a high level of performance by our executive officers and if we have what we consider to be a successful year. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals and cost cutting measures, but at the same time they were intended to be within reach if such significant efforts were made. In addition, achievement of “stretch goal” criteria will be substantially more challenging and therefore less likely to be achieved.

Due to both the quantitative and qualitative nature of named executive officer’s individual objectives, the Compensation Committee exercises discretion in determining whether an objective has been achieved and, if achieved, the amount of the annual cash incentive bonus to be awarded to the named executive officer. For example, during 2006 Mr. Junkroski received his maximum target bonus of 40% of base salary and option award for 50,000 shares of common stock notwithstanding that certain of his individual quantitative objectives discussed above were only substantially met after the Compensation Committee balanced these quantitative results against Mr. Junkroski exceeding his qualitative objectives for 2006. In exercising this discretion the Compensation Committee awarded Mr. Junkroski his maximum target bonus of 40% of base salary. In 2007, the Compensation Committee determined that our named executive officers exceeded their respective stretch goal objectives and exercised the Compensation Committee’s discretion to award cash bonus amounts and option awards in excess of the targeted amounts. As a result, Mr. Wren received a bonus that was 75% of his base salary, Dr. Saboo received a bonus that was 73% of his base salary, and Mr. Junkroski received a bonus that was 71% of base salary. Further, in 2008, the Compensation Committee determined that our named executive officers exceeded their respective stretch goal objectives and exercised the Compensation Committee’s discretion to award cash bonus amounts in excess of the targeted amounts as well as option awards. As a result, Messrs. Wren and Monto and Dr. Saboo each received bonuses that were 77% of their respective base salaries, while Mr. Junkroski received a bonus that was 71% of his base salary. Further, in 2009, the Compensation Committee determined that our named executive officers exceeded certain of their respective stretch goal objectives and exercised the Compensation Committee’s discretion to award cash bonus amounts in excess of the targeted amounts as well as option awards. As a result, Messrs. Wren, Junkroski, Monto and Dr. Saboo each received bonuses that were 72% of their respective base salaries.

Set forth below are the bonus awards for 2007, 2008 and 2009 and the expected target bonus awards for 2010 (each as a percentage of annual base salary) for the named executive officers:

	2007 Bonus as a % of Annual Base Salary		2008 Bonus as a % of Annual Base Salary		2009 Bonus as a % of Annual Base Salary		2010 Target Bonus as a % of Annual Base Salary
Category	Target	Actual	Target	Actual	Target	Actual	Target
Rian J. Wren	40%	75%	40%	77%	40%	72%	40%
Robert M. Junkroski	40%	71%	40%	71%	40%	72%	40%
Surendra Saboo	40%	73%	40%	77%	40%	72%	40%
Richard L. Monto(1)	—	—	35%	77%	35%	72%	35%

(1)	Mr. Monto became our General Counsel effective February 5, 2008.

David Lopez, our Senior Vice President—Sales, is compensated quarterly based upon achievement of certain of our financial goals and individual performance objectives.

The annual cash incentive bonus for the named executive officers, other than Mr. Lopez, is normally paid in a single installment in either the last month of that annual period or the first quarter following that year. Further, unlike our other named executive officers, Mr. Lopez, who manages our sales force, receives his bonus compensation quarterly, which is consistent with the compensation structure of all the members of the sales organization he manages.

Long-Term Incentive Plan Awards

We believe that our long-term performance is fostered by a compensation methodology which compensates executive officers through the use of stock-based awards, such as stock options, restricted stock awards, and other rights to receive compensation based on the value of our stock. Therefore, our executive officers have a continuing stake in our long-term success. We believe that these awards foster retention, reward employees for the growth of our Company and are competitive with market practices. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, due to the early stage of our business, we expect to provide a greater portion of total compensation to our executives through our stock compensation than through cash based compensation.

2003 Stock Incentive Plan

On November 24, 2003, before we were a public company, we adopted the 2003 Stock Incentive Plan to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Until we became a public company, our 2003 Stock Incentive Plan was the principal method for our executive officers to acquire equity interests in us.

The Compensation Committee administers the 2003 Stock Incentive Plan and determines the type and amount of awards to be granted to eligible employees, directors and consultants based upon the principles underlying our executive compensation program. See “—Overview of Compensation Methodology” above. Awards under our 2003 Stock Incentive Plan were made throughout the relevant year and were generally tied to Compensation Committee meetings. Prior to completing our initial public offering, we adopted our 2007 Long-Term Equity Incentive Plan discussed below and ceased awarding equity grants under the 2003 Stock Incentive Plan. As of April 15, 2010, there were 874,468 shares reserved for issuance under the 2003 Stock Incentive Plan in respect of awards outstanding under the plan.

Stock Options. Stock option grants are typically made at the commencement of employment and generally thereafter by the Compensation Committee upon achievement of key strategic goals and on the anniversary of previous grants. Periodic stock option grants are made at the discretion of the Compensation Committee. In making these discretionary awards, the Compensation Committee considers the same corporate and individual targets considered in determining our named executive officers’ annual cash incentive bonus, as described “—Annual Cash Incentive Bonus” above. The Compensation Committee determines the exercise price of options awards granted under our 2003 Stock Incentive Plan, but with respect to incentive stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The Compensation Committee determines the term of all options. Generally, option awards under the 2003 Stock Incentive Plan vest 25% per year. Upon termination of a participant’s service with us or with a subsidiary of ours, he or she may exercise his or her vested options for the period of 90 days from the termination of employment; provided, if termination is due to death or disability, the option will remain exercisable for 12 months after such termination. However, an option may never be exercised later than the expiration of its term. The terms of option awards under the 2003 Stock Incentive Plan are generally 10 years.

Restricted Stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. Holders of restricted stock have all the rights of a stockholder of ours. Until adoption of the 2003 Stock Incentive Plan, it was more common for us to award shares of restricted stock than options. From the adoption of the 2003 Stock Incentive Plan until 2009, our compensation practice generally was to award options rather than shares of restricted stock. However, following Towers Perrin’s review and analysis of our long-term incentive plans in 2009, our compensation practice has been to award approximately 50% of the value of the award under our long-term incentive plans in options, which links compensation to stockholder value creation, and approximately 50% of the value in restricted stock to better manage dilution and improve the retention value of our overall compensation program. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Unless otherwise determined by the Compensation Committee, the 2003 Stock Incentive Plan does not allow for the sale or transfer of awards under the plan other than by will or the laws of descent and distribution, and may be exercised only during the lifetime of the participant and only by such participant. We do not have a policy to recover awards if relevant performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment.

2007 Long-Term Equity Incentive Plan

Prior to the completion of our initial public offering, we adopted the Neutral Tandem, Inc. 2007 Long-Term Equity Incentive Plan. The 2007 Long-Term Equity Incentive plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Our directors, officers and other employees, as well as others performing services for us, are eligible for grants under the plan. Our Compensation Committee approves all awards under the plan. In the near term, we anticipate that approximately 50% of the value of the awards under the 2007 Long-Term Equity Incentive Plan to our named executive officers will be in the form of stock options, which links compensation to stockholder value creation, and approximately 50% of the value of the awards will be in the form of restricted stock, which will enable us to better manage dilution and improve the retention value of the overall compensation program. However, decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation will also be based on our understanding of market practices of similarly situated companies and negotiations with our executives in connection with their initial or continued employment by us. Other factors, including the amount and percentage of our total equity on a diluted basis held by our executive officers, will also be considered.

The purpose of the 2007 Long-Term Equity Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success. We believe that the 2007 Long-Term Equity Incentive Plan, which we believe is competitive with comparable organizations, will assist us in attracting, retaining and engaging the executives needed to maintain and grow our business. We believe that stock options as well as restricted stock awards granted pursuant to the 2007 Long-Term Equity Incentive Plan will align our executives’ incentives with that of our shareholders and assist in the creation of long-term shareholder value while fostering employee retention. Because our Compensation Committee has the ability to determine certain vesting criteria and, with respect to options, the exercise price, our Compensation Committee may use such equity-based awards to create an appropriate balance of the short and long-term non-cash compensation. In addition, because our Compensation Committee has discretion over the granting of awards under the 2007 Long-Term Equity Incentive Plan, we believe the 2007 Long-Term Equity Incentive Plan provides the Compensation Committee with the ability to encourage integrity in our business dealings.

The following is a summary of the material terms of the 2007 Long-Term Equity Incentive Plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the complete copy of the Amended and Restated 2007 Long-Term Equity Incentive Plan, which we filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

Administration. The Compensation Committee administers the 2007 Long-Term Equity Incentive Plan. Our Board of Directors also has the authority to administer the plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan.

Available Shares. As of April 15, 2010 there were awards for 2,287,500 shares issued under the 2007 Long Term Equity Incentive Plan, and 1,774,081 shares, representing approximately 5.3% of our outstanding common stock available for issuance under the 2007 Long Term Equity Incentive Plan. The number of shares available for issuance under the 2007 Long-Term Equity Incentive Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility. Our directors, officers and employees, as well as other individuals performing services for us, are eligible to receive grants under the 2007 Long-Term Equity Incentive Plan. However, only employees may receive grants of incentive stock options. In each case, the Compensation Committee will select the actual grantees.

Stock Options. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee or the Board of Directors may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Compensation Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 25.0% of the total number of shares authorized under the plan and, if required by the Internal Revenue Code, it may not award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of such fair market value on such date.

Unless the Compensation Committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash;

•	by delivery of shares of common stock with a fair market value equal to the exercise price; and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Compensation Committee may in its discretion grant the participant a “reload option.” The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Compensation Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Compensation Committee will determine the term of each option in its discretion. However, the terms of option awards under the 2007 Long-Term Equity Incentive Plan are generally 10 years and no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of us, five years from the date of grant. In addition, all options under the 2007 Long-Term Equity Incentive Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries.

For example, options generally expire 90 days after the date of cessation of service, so long as the grantee does not compete with us during the 90-day period. In the case of a participant’s retirement, all options that are exercisable shall remain so for up to 90 days after the date of retirement, and all options that were not exercisable will terminate upon the date of retirement. However, in the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 90 days after the date of death or disability. In each of the foregoing circumstances, the Board of Directors or the Compensation Committee may elect to accelerate the vesting of unvested options and further extend the applicable exercise period in its discretion. Upon termination for cause, all options will terminate immediately. If we undergo a change in control and a grantee is terminated from service (other than for cause) within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee has the authority to grant options that will become fully vested and exercisable automatically upon a change in control of us, whether or not the grantee is subsequently terminated. In 2009, after carefully considering the Towers Perrin compensation analysis and consistent with our policy of providing compensation incentives to our employees for their performance, we granted option awards to our named executive officers. On August 26, 2009, we granted these option awards in the amounts set forth in the table below. Each of these awards has an exercise price of $26.06 per share, which represents the closing price of our common stock on The NASDAQ Global Market on the date of grant.

Number of Securities Underlying Options (#)
Rian J. Wren	150,000
Robert M. Junkroski	75,000
Surendra Saboo	100,000
Richard L. Monto	57,500
David Lopez	30,000

One quarter of these options vest on August 26, 2010 (the first anniversary date of grant) with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

Restricted Stock. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries during any period of restriction, all shares of restricted stock on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, all restrictions on shares of restricted stock granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on shares of restricted stock granted to such participant shall lapse. In addition, the Compensation Committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of us, whether or not the participant is subsequently terminated.

In 2009, after carefully considering the Towers Perrin compensation analysis and consistent with our policy of providing compensation incentives to our employees for their performance, we granted these restricted stock awards to our named executive officers. On August 26, 2009, we granted these restricted stock awards in the amounts set forth in the table below.

Number of Shares Awarded (#)
Rian J. Wren	85,000
Robert M. Junkroski	42,500
Surendra Saboo	56,700
Richard L. Monto	32,600
David Lopez	17,000

One quarter of these shares of restricted stock will vest on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

Restricted Stock Units; Deferred Stock Units. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our affiliates during any period of restriction, all restricted stock units on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, all restrictions on restricted stock units granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on restricted stock units granted to such participant shall lapse. In addition, the Compensation Committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control of us, whether or not the participant is subsequently terminated. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

Performance Awards. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee may grant performance awards contingent upon achievement by the grantee, us and/or our subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

Unless the Compensation Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries prior to completion of a performance cycle due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. Except as otherwise determined by the Compensation Committee with respect to cash awards, if termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control.

Vesting, Withholding Taxes and Transferability of All Awards. The terms and conditions of each award made under the 2007 Long-Term Equity Incentive Plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the 2007 Long-Term Equity Incentive Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise.

Unless the Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Compensation Committee determines otherwise, no award made under the 2007 Long-Term Equity Incentive Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives. We do not have a policy to recover awards if relevant performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment.

Amendment and Termination of the 2007 Long-Term Equity Incentive Plan. The Board of Directors may amend or terminate the 2007 Long-Term Equity Incentive Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with NASDAQ listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2007 Long-Term Equity Incentive Plan without the affected participant’s consent. If not previously terminated by the Board of Directors, the 2007 Long-Term Equity Incentive Plan will terminate on October 31, 2017.

Severance Benefits

Our named executive officers and certain other executives with employment agreements are covered by arrangements which specify payments in the event the executive’s employment is terminated. The type and amount of payments vary by executive level and the nature of the termination. These severance benefits are payable if and only if the executive’s employment terminates as specified in the applicable employment agreement. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. We believe our severance benefits are competitive with general industry packages. For a further description of these severance benefits, see “—Employment Agreements” below.

Change in Control Benefits

Members of our Board of Directors, our named executive officers, and certain other members of our senior management are covered by arrangements which specify accelerated vesting of unvested stock options and restricted stock in the event of a “change in control.” The Board of Directors’ stock options and restricted stock awards fully vest upon a change of control, and certain executives’ stock options and restricted stock partially vest upon a change of control and fully vest if, within a period of time of the change of control, they are not retained in their current capacity. Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent. We believe our change in control benefits are competitive with general industry practices.

In addition, our 2003 Stock Incentive Plan provides that in the event of our “change in control,” the Compensation Committee may otherwise determine the status of unvested options or restricted stock, including, without limitation, whether the successor corporation will assume or substitute an equivalent award, or portion thereof, for each outstanding award under the plan or, if there is no assumption or substitution of unvested outstanding awards, such unvested awards may be canceled. The 2007 Long-Term Equity Incentive Plan provides that if there is a “change in control,” and a participant is terminated other than for “cause” within one year after such “change in control,” all of the participant’s options will become fully vested and exercisable upon such termination and will remain so for up to one year after the date of termination, but in no event after the expiration date of the options. In addition, the Compensation Committee has the authority to grant options that become fully vested and exercisable automatically upon a “change in control,” whether or not the grantee is subsequently terminated.

For additional information concerning severance and change in control benefits, see “—Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Compensation

During the year ended December 31, 2006, certain of our named executive officers received reimbursement of up to $75,000 for moving expenses, use of a corporate apartment and, in the case of the Chief Executive Officer, a tax “gross up” payment with respect to reimbursement of moving expenses. See “—Employment Agreements” below.

In addition, prior to adopting the 2003 Stock Incentive Plan, we allowed certain employees to purchase shares of restricted stock at a price equal to the fair market value on the date of purchase. The number of shares of restricted stock available for purchase by each employee was determined by the Board of Directors based upon the employees’ position and expected contribution to us. The restricted stock was subject to a defined vesting period which if not met, resulted in forfeiture of the shares of restricted stock.

In 2007, 2008 and 2009, none of our named executive officers received a material amount of perquisite or other similar compensation, however, we intend to continue to maintain executive benefits and perquisites for officers, and, the Compensation Committee may in its discretion revise, amend or increase named executive officers’ perquisites as it deems advisable. We believe these benefits and perquisites are currently not above median competitive levels for comparable companies and are beneficial in attracting and retaining executive talent.

Retirement Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following 60 days of employment. The 401(k) plan permits us to make cash profit sharing contributions to eligible participants of 2.5%. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives, other than our common stock, according to the participants’ directions. All employee contributions are 100% vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We believe that offering a 401(k) retirement plan increases our ability to attract and retain the best possible executive talent.

Differences in Compensation

Between our named executive officers there are variances in both the amount and the mix of compensation. Generally, the differences reflect the level of responsibility and the experience of the named executive officer. In addition, compensation can differ based on differences in the timing risk associated with the named executive officer joining us. For example, employees joining a more mature company may receive a lower overall compensation package because the risk of joining such a company as compared to an early stage venture is much lower. Among our named executive officers, the compensation differences largely reflect the differences in overall responsibility, with Mr. Wren, our Chief Executive Officer, paid at the highest pay scale, including his receipt of the largest stock option and restricted stock grants in 2009, reflective of his greater responsibility. Our next two named executives, Dr. Saboo and Mr. Junkroski, had similar base salaries and similar target bonus levels for 2009. Their option and restricted stock grants and cash bonus amounts were also similar during that time. Mr. Monto’s base salary and target bonus level for 2009 reflect his tenure as an executive officer.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee determines the compensation paid to each of our named executive officers based upon various factors and sources of information, including recommendations of management. See “—Overview of Compensation Methodology” and “—Elements of Compensation” above. No member of our management, including our named executive officers, provides recommendations to the Compensation Committee with respect to his or her own compensation. Our Board of Directors reviews and ratifies the actions of the Compensation Committee.

Employment Agreements

Effective February 6, 2006, Mr. Wren was appointed our President and Chief Executive Officer and James Hynes, our then President, Chief Executive Officer and Chairman of the Board, assumed the role of Executive Chairman of the Board of Directors. In October 2006, Mr. Hynes’ title was changed to Chairman of the Board of Directors. We entered into employment agreements with each of our named executive officers in 2006 except for Mr. Monto. Mr. Monto entered into an employment agreement with us in connection with his appointment as our General Counsel and Corporate Secretary in February of 2008.

The employment agreements for each of our named executive officers, except for Mr. Wren’s and Mr. Monto’s, are four years in duration. Mr. Wren’s employment agreement was extended by two years to February 5, 2012. Mr. Monto’s employment agreement is two years in duration. Except for Mr. Monto’s employment agreement, each employment agreement provides for an annual salary and a discretionary annual incentive cash bonus and/or equity awards up to 40% of the named executive officer’s base salary during the first year of employment. Mr. Monto’s employment agreement provides for an annual salary and a discretionary annual incentive cash bonus and/or equity awards up to 35% of his base salary during the first year of employment. In subsequent years, the amount of annual incentive cash and/or equity award bonus is subject to determination by our Board of Directors without limitation on the amount of the award. Each of the agreements provides for a severance payment over a prescribed term in the event the named executive is terminated without cause, including if his duties are materially changed in connection with a change of control. Each agreement also provides that no severance payment is due in the event of termination with cause, which includes termination for willful misconduct, conviction of a felony, dishonesty or fraud. Each agreement further contains an agreement by the named executive officer not to compete with us for a defined term equal in length to the applicable severance payment in the respective employment agreement, which we feel is reasonable and consistent with industry guidelines.

Rian Wren. We have entered into an employment agreement with Mr. Wren, dated February 6, 2006, under which Mr. Wren has agreed to serve as our President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Wren’s salary for 2007 was $300,000, for 2008 was $350,000, for 2009 was $420,000 and effective on January 1, 2010, Mr. Wren’s annual salary was increased to $450,000. If Mr. Wren’s employment is terminated by us without cause or terminated by Mr. Wren for good reason, we are obligated to pay to Mr. Wren any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination. If Mr. Wren’s employment is terminated by us without cause, all of Mr. Wren’s unvested stock option and restricted stock equity awards will vest immediately. If, during the employment period, Mr. Wren notifies us of the termination of his employment, and such termination is effective on or after February 6, 2011, all of Mr. Wren’s unvested stock option and restricted stock equity awards will vest on the later of the date of notice or December 1, 2010. If Mr. Wren’s employment is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Wren any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Wren dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Wren any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through (i) the second anniversary of the date of Mr. Wren’s termination or material change in responsibilities, in the event he is terminated within six months of a change of control or his responsibilities are materially diminished within six month of such change of control or (ii) the first anniversary of the date of Mr. Wren’s termination in the event his employment is terminated in any other circumstance, Mr. Wren is prohibited from directly or indirectly competing with us.

Robert Junkroski. We have entered into an employment agreement with Mr. Junkroski, dated May 9, 2006, under which Mr. Junkroski has agreed to serve as our Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Junkroski’s salary for 2007 was $240,000, for 2008 it was $252,000, for 2009 it was $272,000, and effective on January 1, 2010 Mr. Junkroski’s annual salary was increased to $286,000. If Mr. Junkroski’s employment is terminated by us without cause, terminated by Mr. Junkroski for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Junkroski any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Junkroski dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Junkroski any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Junkroski’s termination, Mr. Junkroski is prohibited from directly or indirectly competing with us.

Surendra Saboo. We have entered into an employment agreement with Dr. Saboo, dated May 9, 2006, under which Dr. Saboo has agreed to serve as our Executive Vice President and Chief Operating Officer. The agreement provides that Dr. Saboo shall be paid an annual salary of $215,000 for the year ending December 31, 2006. Dr. Saboo’s salary for 2007 was $240,000, for 2008 it was $260,000, for 2009 it was $290,000 and effective on January 1, 2010, Dr. Saboo’s annual salary was increased to $305,000. The agreement further provided that Dr. Saboo shall receive reimbursement of up to $75,000 for moving expenses plus use of a corporate apartment until September 2006. If Dr. Saboo’s employment is terminated by us without cause, terminated by Dr. Saboo for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Dr. Saboo any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination. In the event Dr. Saboo dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Dr. Saboo any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Dr. Saboo termination, Dr. Saboo is prohibited from directly or indirectly competing with us.

Richard Monto. We have entered into an employment agreement with Mr. Monto, dated February 5, 2008, under which Mr. Monto has agreed to serve as our General Counsel and Corporate Secretary. Pursuant to the terms of the agreement, Mr. Monto’s salary for 2008 was $182,500, for 2009 it was $218,000 and effective on January 1, 2010 Mr. Monto’s annual salary was increased to $229,000. If Mr. Monto’s employment is terminated by us without cause, terminated by Mr. Monto for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Monto any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Monto dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Monto any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Monto’s termination, Mr. Monto is prohibited from directly or indirectly competing with us.

David Lopez. We have entered into an employment agreement with Mr. Lopez, dated November 3, 2006, under which Mr. Lopez has agreed to serve as our Senior Vice President of Sales. The agreement provides that Mr. Lopez shall be paid an annual salary of $155,250 for the year ending December 31, 2006, subject to adjustment no less than annually at the discretion of the Board of Directors beginning June 2007, but in no event will the base salary be reduced. In 2007, Mr. Lopez’s annual salary was increased to $159,000. In 2008, Mr. Lopez’s annual salary was increased to $171,164. In 2009, Mr. Lopez’s annual salary was increased to $191,704. His annual salary remains the same in 2010, subject to any subsequent adjustments. If Mr. Lopez’s employment is terminated by us without cause, terminated by Mr. Lopez for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Lopez any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination, but in no event less than $185,000. In the event Mr. Lopez dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Lopez any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Lopez’s termination, Mr. Lopez is prohibited from directly or indirectly competing with us.

Compensation Mix

The Compensation Committee carefully determines the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to determine compensation structures that we believe are appropriate for each of our named executive officers. In making compensation decisions, the Compensation Committee evaluates how its compensation structures create incentives that affect risk taking and whether such compensation structures properly align the interests of each of our named executive officers with our long-term interests and the interests of our shareholders. We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (options and restricted stock awards) to encourage long-term growth in shareholder value and further our additional objectives discussed above. See “—Overview of Compensation Methodology” above. The mix of cash and non-cash compensation may sometimes be adjusted to reflect an individual’s need for current cash compensation. Base salary typically has constituted a minority position of the total compensation of our named executive officers. We set some salary to provide adequate compensation to support a reasonable standard of living, so that our named executive officers are prepared to have “at risk” compensation awarded under our 2003 Stock Incentive Plan and 2007 Long-Term Incentive Plan. The summary compensation table below illustrates the long and short-term and cash and non-cash components of compensation.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our directors or named executive officers. We have a policy which requires that our directors and executive officers do not participate in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock.

Accounting and Tax Considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. No assurance can be provided that any portion of our executive compensation is deductible in accordance with Section 162(m) of the Internal Revenue Code. The Compensation Committee also reviews and considers the potential expense of each element of executive compensation under accounting principles generally accepted in the United States and their impact on earnings per share.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our 2009 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee

Dixon Doll, Chairman

Peter Barris

G. Edward Evans

Summary Compensation Table

The following Summary Compensation Table sets forth the information concerning the 2009, 2008 and 2007 compensation of our CEO, CFO and other named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Rian Wren
Chief Executive Officer	2009	$420,000	$302,400	$2,215,100	$2,184,000	$—	$—	$8,085	$5,129,585
	2008	$350,000	$270,000	$—	$2,535,210	$—	$—	$6,942	$3,162,152
	2007	$300,000	$225,000	$—	$—	$—	$—	$—	$525,000

Robert Junkroski
Chief Financial Officer and Executive Vice President	2009	$272,000	$196,000	$1,107,550	$1,092,000	$—	$—	$8,085	$2,675,635
	2008	$252,000	$180,000	$—	$1,267,605	$—	$—	$5,750	$1,705,355
	2007	$240,000	$170,400	$—	$—	$—	$—	$2,038	$412,438

Richard Monto(6)
Corporate Secretary and General Counsel	2009	$218,000	$157,000	$849,556	$837,200	$—	$—	$5,576	$2,067,332
	2008	$182,500	$140,000	$—	$971,831	$—	$—	$4,410	$1,298,741
	2007	$139,483	$50,000	$—	$86,100	$—	$—	$—	$275,583

Surendra Saboo
Chief Operating Officer and Executive Vice President	2009	$290,000	$208,800	$1,477,602	$1,456,000	$—	$—	$8,085	$3,440,487
	2008	$260,000	$200,000	$—	$1,690,140	$—	$—	$5,750	$2,155,890
	2007	$240,000	$175,200	$—	$—	$—	$—	$1,806	$417,006

David Lopez
Senior Vice President—Sales	2009	$191,704	$161,400	$443,020	$436,800	$—	$—	$8,085	$1,241,009
	2008	$171,164	$170,000	$—	$549,296	$—	$—	$7,590	$898,050
	2007	$159,000	$175,000	$—	$—	$—	$—	$—	$334,000

(1)	Represents the dollar value of the base salary earned during 2009, 2008 and 2007, respectively.
(2)	Represents the dollar value of the bonus earned during 2009, 2008 and 2007, respectively.
(3)	Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these values.
(4)	Represents the grant date fair value of stock options, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these values.
(5)	The following table provides information regarding the value of other compensation, benefits and perquisites provided to named executive officers in 2007, 2008 and 2009.

All Other Compensation Table

Name	Year	Company Contribution to 401(k) Plan(a) ($)	Total ($)
Rian Wren	2009	8,085	8,085
	2008	6,942	6,942
	2007	—	—
Robert Junkroski	2009	8,085	8,085
	2008	5,750	5,750
	2007	2,038	2,038
Richard Monto	2009	5,576	5,576
	2008	4,410	4,410
	2007	—	—
Surendra Saboo	2009	8,085	8,085
	2008	5,750	5,750
	2007	1,806	1,806
David Lopez	2009	8,085	8,085
	2008	7,590	7,590
	2007	—	—

(a)	Under our 401(k) plan, we are permitted to make profit sharing contributions to each eligible participant. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives, which do not include Neutral Tandem stock, according to the participants’ directions. All employee contributions are 100% vested.
(6)	Mr. Monto became our General Counsel effective February 5, 2008.

Grants of Plan-Based Awards

The following table provides information regarding estimated possible payouts for grants of plan based awards granted under our 2007 Long Term Equity Incentive Plan during 2009:

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock	Number of Securities Underlying All Other Option Awards: Options	Exercise or Base Price Option Awards ($)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Rian Wren	8/26/2009	85,000	—	—	2,215,100
	8/26/2009	—	150,000	26.06	2,184,000
Robert Junkroski	8/26/2009	42,500	—	—	1,107,550
	8/26/2009	—	75,000	26.06	1,092,000
Richard Monto	8/26/2009	32,600	—	—	849,556
	8/26/2009	—	57,500	26.06	837,200
Surendra Saboo	8/26/2009	56,700	—	—	1,477,602
	8/26/2009	—	100,000	26.06	1,456,000
David Lopez	8/26/2009	17,000	—	—	443,020
	8/26/2009	—	30,000	26.06	436,800

(1)	Represents the closing price of our common stock on The NASDAQ Global Market on the date of grant.
(2)	Represents the grant date fair value, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these values.

Outstanding Equity Awards at Year End

The following table summarizes equity awards granted to our CEO, CFO and other named executive officers that were outstanding at December 31, 2009.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable(1)
Rian Wren	47,326	—		1.17	2/6/2016	—		—
	26,043	52,083	(a)	3.68	10/11/2016	—		—
	125,000	175,000	(b)	17.90	4/22/2018	—		—
	—	150,000	(c)	26.06	8/26/2019	—		—
	—	—		—	—	85,000	(2)	2,215,100
Robert Junkroski	1,166	8,834	(d)	2.56	8/29/2016	—		—
	16,500	87,500	(b)	17.90	4/22/2018	—		—
	—	75,000	(c)	26.06	8/26/2019	—		—
	—	—		—	—	42,500	(2)	1,107,550
Richard Monto	—	17,500	(d)	4.14	4/26/2017	—		—
	47,917	67,083	(b)	17.90	4/22/2018	—		—
	—	57,500	(c)	26.06	8/26/2019	—		—
	—	—		—	—	32,600	(2)	849,556
Surendra Saboo	38,793	27,083	(e)	1.33	5/9/2016	—		—
	60,970	12,500	(d)	2.56	8/29/2016	—		—
	83,333	116,667	(b)	17.90	4/22/2018	—		—
	—	100,000	(c)	26.06	8/26/2019	—		—
	—	—		—	—	56,700	(2)	1,477,602
David Lopez	—	8,750	(f)	3.68	10/23/2016	—		—
	—	48,750	(g)	17.90	4/22/2018	—		—
	—	30,000	(c)	26.06	8/26/2019	—		—
	—	—		—	—	17,000	(2)	443,020

(1)	Represents, on an award-by-award basis, the number of shares of common stock underlying unexercised options held by our named executive officers that were outstanding as of December 31, 2009. Prior to 2006, our named executive officers were not awarded stock options. The vesting schedules of the outstanding unvested option awards are listed below:
(a)	Represents the outstanding unvested portion of the original options granted on October 11, 2006 as of December 31, 2009. One quarter of these options vested on the first anniversary date of the option grant, with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(b)	Represents the outstanding unvested portion of the original options granted on April 22, 2008 as of December 31, 2009. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(c)	Represents the outstanding unvested portion of the original options granted on August 26, 2009 as of December 31, 2009. One quarter of these options will vest on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

(d)	Represents the outstanding unvested portion of the original options granted on August 29, 2006 as December 31, 2009. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(e)	Represents the outstanding unvested portion of the original options granted on May 9, 2006 as of December 31, 2009. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(f)	Represents the outstanding unvested portion of the original options granted on October 23, 2006 as of December 31, 2009. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting annually on each anniversary of the grant date.
(g)	Represents the outstanding unvested portion of the original options granted on April 22, 2008 as of December 31, 2009. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting annually on each anniversary of the grant date.
(2)	Represents the outstanding unvested portion of the original shares of restricted stock granted on August 26, 2009 as of December 31, 2009. One quarter of these shares of restricted stock will vest on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

Option Exercises and Stock Vested

With respect to our CEO, CFO and other named executive officers, the following table provides information concerning options that were exercised and restricted stock awards that vested during 2009.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rian Wren	580,000	$13,183,052	—	$—
Robert Junkroski	86,000	$1,582,991	—	$—
Richard Monto	11,500	$284,417	—	$—
Surendra Saboo	50,000	$1,303,252	—	$—
David Lopez	27,750	$394,060	—	$—

Potential Payments Upon Termination or Change in Control

This table shows the potential compensation due to named executive officers upon a change in control or termination of employment – related or unrelated to a change in control – by us without cause or by the executive with good reason, due to the executive’s death or disability, and by us with cause or by the executive without good reason. The amounts shown assume that a change in control or termination of employment was effective December 31, 2009. The amounts shown are only estimates of the amounts that would be due to the executives upon a change in control or termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts due can only be determined at the time of a change in control or separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible change in control or termination event were to occur.

Name of Executive Officer(1)	Termination without Cause(2) or Resignation with Good Reason(3)(4) Outside of a Change of Control		Termination with Cause(2) or Resignation without Good Reason(4)(5) Outside of a Change of Control		Disability(6)(7)	Death(7)	Change of Control(8)		Termination without Cause(2) or Resignation with Good Reason(3)(9) following Change of Control(8)
Rian Wren
Estimated Value of Cash Payment	$442,615		$22,615		$22,615	$22,615	$	N/A	$862,615
Estimated Value of Equity Awards	4,469,741	(10)	N/A	(10)	2,782,500	2,782,500		2,234,872	2,234,872
Total	4,912,356		22,615		2,805,115	2,805,115		2,234,872	3,097,487

Robert Junkroski
Estimated Value of Cash Payment	286,648		14,648		14,648	14,648		N/A	286,648
Estimated Value of Equity Awards	97,187		N/A		1,391,250	1,391,250		779,752	779,752
Total	383,835		14,648		1,405,898	1,405,898		779,752	1,066,400

Richard Monto
Estimated Value of Cash Payment	229,739		11,739		11,739	11,739		N/A	229,739
Estimated Value of Equity Awards	69,719		N/A		1,067,004	1,067,004		533,502	533,502
Total	299,458		11,739		1,078,743	1,078,743		533,502	763,241

Surendra Saboo
Estimated Value of Cash Payment	297,299		7,299		7,299	7,299		N/A	297,299
Estimated Value of Equity Awards	1,035,687		N/A		1,855,758	1,855,758		1,416,646	1,416,646
Total	1,332,986		7,299		1,863,057	1,863,057		1,416,646	1,713,945

David Lopez
Estimated Value of Cash Payment	232,319		15,615		15,615	15,615		N/A	232,319
Estimated Value of Equity Awards	N/A		N/A		623,188	623,188		193,375	429,812
Total	232,319		15,615		638,803	638,803		193,375	662,131

(1)	The amounts described in this table represent compensation provided under the executive’s employment agreement, the 2003 Stock Incentive Plan and the 2007 Long-Term Equity Incentive Plan. The table excludes certain amounts due pursuant to plans that are available generally to all salaried employees.
(2)	“Cause” for purposes of the 2003 Stock Incentive Plan has the meaning given in any employment agreement with the optionee (or holder of restricted stock or other rights), if applicable, or if there is no such agreement, as determined by the Compensation Committee, which may determine that “cause” includes among other matters the willful failure or refusal of the optionee (or holder of restricted stock or other rights) to perform and carry out his or her assigned duties and responsibilities diligently and in a manner satisfactory to the Compensation Committee.

“Cause” for purposes of the 2007 Long-Term Equity Incentive Plan means the occurrence of one or more of the following events:

(i) Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary;

(ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise;

(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company or a Subsidiary, as the case may be; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or any act of fraud or dishonesty with respect to the Company or a Subsidiary.

“Cause” for purposes of the named executive officers’ employment agreements means any of the following:

(i) Executive’s willful misconduct in the performance of his duties for the Company, or Executive’s willful failure to abide by or comply with any legal policy or directive of the Board,

(ii) conviction of or plea of guilty or any other plea other than “not guilty” to a felony, or any crime involving dishonesty or moral turpitude;

(iii) the violation by Executive of any material provision of this Agreement which either is not cured within ten (10) days after written notice is given to Executive by the Company or constitutes a habitual breach; or

(iv) Executive’s dishonesty, misappropriation or fraud with regard to the business or affairs of the Company or its affiliates.

(3)	“Good Reason” for purposes of the named executive officers’ employment agreements means, without Executive’s written consent:

(i) a material adverse change in Executive’s title or the duties assigned to Executive; or

(ii) any material failure by the Company to comply with its obligations under this Agreement, but in each such case only if Executive has provided notice to the Company of the existence of the condition described in clause (i) or (ii) of this definition within ninety (90) days following of the initial existence of the condition, and the Company has not remedied such condition within thirty (30) days after receiving such notice.

(4)	Cash Payment represents cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and severance pay equal to 12 months’ base salary.

Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2009 with respect to any unvested stock options, and the value of our common stock on December 31, 2009 with respect to unvested restricted stock, as the case may be, held by the executive that are subject to accelerated vesting upon termination without cause or resignation with good reason in the absence of a change of control.

(5)	Cash Payment represents cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and any unreimbursed business expenses.

Equity Awards are not subject to acceleration upon a termination with Cause or resignation without Good Reason.

(6)	“Disability” for purposes of the 2003 Stock Incentive Plan has the meaning assigned in Section 22(e)(3) of the Internal Revenue Code: “[a]n individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Secretary may require.”

“Disability” for purposes of the 2007 Long-Term Equity Incentive Plan means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

“Disability” for purposes of the named executive officers’ employment agreements means Executive is prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one (1) or more periods totaling ninety (90) days in any twelve (12)-month period.

(7)	Cash Payment represents cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and any unreimbursed business expenses.

Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2009 with respect to any unvested stock options, and the value of our common stock on December 31, 2009 with respect to unvested restricted stock, as the case may be, held by the executive as of December 31, 2009.

(8)	“Change in control” for purposes of the 2007 Long-Term Equity Incentive Plan means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets.

“Change of control” for purposes of the named executive officers’ employment agreements means any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, in which any one person, or more than one person acting as a group:

(i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (excluding any asset transferred to (A) shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, fifty (50) percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty (50) percent or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(C) of this definition. The definition is intended to comply with the definitions of “change in ownership” of a corporation and “change in ownership of a substantial portion of the assets” of a corporation set forth in the Treasury Regulations issued under section 409A(a)(2)(A)(v) of the Internal Revenue Code and shall be interpreted in a manner consistent with such intention.

(9)	The amounts described in this column represent compensation due to a named executive officer assuming that he or she is either terminated without cause or resigns with good reason within six months of a change of control.

With respect to Messrs. Junkroski, Monto, Saboo and Lopez:

Cash Payment represents cash payments of any unpaid base salary through the date of termination, and any accrued vacation pay, and severance pay equal to twelve (12) months’ base salary.

Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2009 with respect to any unvested stock options, and the value of our common stock on December 31, 2009 with respect to unvested restricted stock, as the case may be, held by the executive that are subject to accelerated vesting upon termination without cause or resignation with good reason in connection with a change of control.

With respect to Mr. Wren:

Cash Payment represents cash payments of any unpaid base salary through the date of termination, and any accrued vacation pay, and severance pay equal to twenty-four (24) months’ base salary.

Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2009 with respect to any unvested stock options, and the value of our common stock on December 31, 2009 with respect to unvested restricted stock, as the case may be, held by the executive that are subject to accelerated vesting upon termination without cause or resignation with good reason in connection with a change of control.

(10)	If we deliver a notice to Mr. Wren prior to February 6, 2012 terminating Mr. Wren’s employment with us for any reason other than Cause, then all unvested equity awards will vest immediately. If Mr. Wren notifies us of the termination of his employment prior to February 6, 2012 (with such termination effective at any time on or after February 6, 2011), then all unvested equity awards will vest on the later of the date of the applicable notice or December 1, 2010.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests. See “—Elements of Compensation—Retirement Plan” for a description of the 401(k) retirement plan which we maintain.

Non-Employee Director Compensation and Benefits

The following table summarizes our estimate of the compensation that our non-employee directors earned for services as members of our Board of Directors or any committee thereof during 2009, including amounts for meetings through December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2) (3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)
James Hynes	63,125	(a)	$12,322	39,118	$—	$—	$—	114,565
Dixon Doll(4)	7,188	(b)	12,322	39,118	—	—	—	58,628
Peter Barris	6,250	(c )	12,322	39,118	—	—	—	57,690
Robert Hawk	35,625	(d )	12,322	39,118	—	—	—	87,065
Lawrence Ingeneri	43,125	(e)	12,322	39,118	—	—	—	94,565
G. Edward Evans	28,125	(f )	6,162	99,719	—	—	—	134,006

(1)	Reflects annual fees paid to our non-employee directors for their Board service during 2009.
(a)	Reflects fees of $28,125 and $35,000 in respect of Mr. Hynes’s Board service and in connection with his being Chairman of the Board, respectively.
(b)	Reflects fees of $6,250 and $938 in respect of Dr. Doll’s Board service and in connection with his being Chairman of the Compensation Committee, respectively. Prior to November 16, 2009, Dr. Doll did not receive cash retainer fees in respect of his Board service during 2009. Dr. Doll received fees in respect of his Board service from November 16, 2009 to December 31, 2009. Dr. Doll’s term on the Board will expire at the annual meeting.
(c)	Reflects fees of $6,250 in respect of Mr. Barris’s Board service. Prior to November 16, 2009, Mr. Barris did not receive cash retainer fees in respect of his Board service during 2009. Mr. Barris received fees in respect of his service from November 16, 2009 to December 31, 2009.
(d)	Reflects fees of $28,125 and $7,500 in respect of Mr. Hawk’s Board service and in connection with his being Chairman of our Nominating and Corporate Governance Committee, respectively.
(e)	Reflects fees of $28,125 and $15,000 in respect of Mr. Ingeneri’s Board service and in connection with his being Chairman of our Audit Committee, respectively.
(f)	Reflects fees of $28,125 in respect of Mr. Evans’s Board service.
(2)	Represents the grant date fair value of stock options and restricted stock awarded to each director in 2009, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. For an additional discussion of the assumptions used for purposes of determining stock-based compensation during 2009 see Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	The aggregate number of shares subject to option awards (representing unexercised option awards—both exercisable and unexercisable) and unvested shares of restricted stock awards held by each non-employee director at December 31, 2009 is as follows:

	Number of Shares Subject to Option Awards (Exercisable and Unexercisable) Held as of December 31, 2009 (#)		Number of Shares Restricted Stock Awards (Unvested) Held as of December 31, 2009 (#)
James Hynes	70,000	(a)	8,347	(b)
Dixon Doll	—		21,990	(c)
Peter Barris	70,000	(a)	8,347	(b)
Robert Hawk	14,584	(a)	8,347	(b)
Lawrence Ingeneri	70,000	(a)	8,347	(b)
G. Edward Evans	50,000	(d)	4,174	(b)

(a)	One quarter of the options to which this note relates vested on October 11, 2007, with the remaining options vesting on a monthly basis over the subsequent 36 months.
(b)	One half of these shares will vest on November 16, 2010, with the remaining shares vesting on a monthly basis over the subsequent 12 months.
(c)	14,711 of these shares will be unvested as of May 25, 2010, Dr. Doll’s final day of service as a director of our Company.
(d)	One quarter of the options to which this note relates vested on October 30, 2009, with the remaining options vesting on a monthly basis over the subsequent 36 months.
(4)	Dr. Doll’s term on the Board will expire at the annual meeting.

Director compensation is reviewed annually by the Compensation Committee and, except as described above, paid quarterly. In addition, directors are reimbursed for their business expenses related to their attendance at Board and committee meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial flights, cars and parking).

Limitations on Liability and Indemnification Matters

As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. However, these provisions do not eliminate or limit the liability of any of our directors for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which related to unlawful payments or dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the certificate of incorporation provides that we must indemnify our directors, officers and certain other agents to the fullest extent permitted under Delaware law, and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition to the indemnification provided for in our certificate of incorporation, we have and may in the future enter into separate indemnification agreements with each of our directors and named executive officers which is broader than the specific indemnification provisions contained in our certificate of incorporation. These indemnification obligations may require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ and Officers’ Insurance

We currently maintain a directors’ and officers’ liability insurance policy that provides our directors and officers with liability coverage relating to certain potential liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Statement of Policy Regarding Transactions with Related Persons

Prior to the completion of our initial public offering, our Board of Directors adopted a statement of policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which we refer to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, and 5% or more beneficial owners of our common stock. The Audit Committee administers procedures adopted by our Board of Directors with respect to related person transactions and reviews all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action, which may include the Audit Committee’s subsequent ratification of such transaction. Approval or ratification of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In approving or ratifying any related person transaction, the Audit Committee shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee periodically reports on its activities to the Board of Directors.

Amended and Restated Stockholders’ Agreement

On November 19, 2004, we entered into an Amended and Restated Stockholders’ Agreement, among DCM III, L.P. (“DCM III”), DCM III-A, L.P. (“DCM III-A”), DCM Affiliates Fund III, L.P. (“DCM Affiliates Fund III”), New Enterprise Associates 10, Limited Partnership (“NEA 10”), NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners, II-B, L.P., Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Ed Greenberg, Joseph Onstott, Elizabeth Ann Petty, Doreen Kluber, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, Robert C. Atkinson, David Weisman, Joseph Tighe, Robert M.

Junkroski, Lawrence M. Ingeneri, C. Ann Brown, John Barnicle and Ronald W. Gavillet (the “Investors”) and certain of our other then existing common stockholders (the “Other Stockholders”). This agreement terminated upon the closing of our initial public offering. Prior to our initial public offering, the parties thereunder agreed to nominate and use their reasonable best efforts to set the number of our directors at five and to cause to be elected and cause to remain as directors on our Board:

•	two directors designated by the holders of a majority of the common stock (voting together as a single class);

•	two directors, one of whom designated by DCM III or its affiliates, and one designated by NEA 10 or its affiliates; and

•

one independent director designated by mutual agreement of, on the one hand, the holders of a majority of our then outstanding preferred stock (voting together as a single class), and on the other hand, the holders of a majority of our then outstanding common stock (voting together as a single class).

Second Amended and Restated Registration Rights Agreement

On November 19, 2004, we entered into a Second Amended and Restated Registration Rights Agreement with the Investors and the Other Stockholders. Pursuant to the Second Amended and Restricted Rights Agreement, the Investors and the Other Stockholders have, subject to certain conditions and exceptions, piggyback rights to include the resale of their shares on any registration statement we file with respect to an offering of securities and demand rights to require us to file a registration statement for resale of their securities.

Subject to certain terms and conditions, we have agreed to pay the registration expenses of the stockholders selling their shares of our common stock pursuant to the Second Amended and Restated Registration Rights Agreement, including, but not limited to, the payment of federal securities law and state blue sky registration fees and the reasonable fees and expenses of legal counsel to the holders of shares subject to the Second Amended and Restated Registration Rights Agreement and fees and disbursements to underwriters. We have agreed to indemnify selling shareholders for certain violations of federal or state securities laws in connection with any registration statement in which such selling shareholders sell shares of our common stock pursuant to the Second Amended and Restated Registration Rights Agreement. Each such selling shareholder in turn has agreed to indemnify us and any other selling shareholder for federal or state securities law violations that occur in reliance upon written information provided by it for use in a registration statement.

Each party to the Second Amended and Restated Registration Rights Agreement has registration rights under the agreement until the earlier of the fifth anniversary of our initial public offering or the date on which all such securities may be sold without regard to the provisions of Rule 144 of the Securities Act concerning volume limitations, notice and manner of sale and public availability of information.

Board of Directors, Management Rights Agreements and Observation Rights Agreements

Dr. Dixon Doll has served as a member of our Board of Directors since 2003, and is the co-founder of DCM, an affiliate of DCM III, DCM III-A, and DCM Affiliates Fund III, which collectively held a greater than 5% interest in our common stock prior to our public offering and during part of 2009. Dr. Doll’s term on the Board will expire at the annual meeting.

Mr. Peter Barris has served as a member of our Board of Directors since 2003, and is currently the Managing General Partner of New Enterprise Associates, an affiliate of NEA 10, which held a greater than 5% interest in our common stock prior to our public offering and during part of 2009.

Vonage Holdings Corp.’s Transactions with Our Company

Vonage Holdings Corp. (“Vonage”) purchases access from us to terminate certain of their customer’s domestic phone calls. In 2009, Vonage paid us $2,384,415.18 for these services. Affiliates of New Enterprise Associates, a holder of more than 5% of Vonage’s voting capital stock, held a greater than 5% interest in our common stock prior to our public offering and during part of 2009. In addition, Peter Barris, who is a member of the board of directors of Vonage and is Managing General Partner of New Enterprise Associates, also serves as a member of our Board of Directors.

Roamware, Inc.’s Transactions with Our Company

We have entered into an agreement with Roamware, Inc. (“Roamware”) to jointly market certain services and to receive certain installation and maintenance services and equipment. We anticipate that the proposed transaction will involve amounts in excess of $120,000. Affiliates of DCM III, DCM III-A, and DCM Affiliates Fund III, which collectively held a greater than 5% interest in our common stock prior to our public offering and during part of 2009, hold a greater than 5% interest in of Roamware’s voting capital stock. In addition, Dr. Dixon Doll, who is a member of the board of directors of Roamware and is a general partner of DCM, an affiliate of DCM III, DCM III-A and DCM Affiliates Fund III, also serves as a member of our Board of Directors. Dr. Doll’s term on the Board will expire at the annual meeting. Furthermore, Mr. Robert Hawk, who is a Venture Partner of DCM, also serves as a member of our Board of Directors.

Rule 10b5-1 Trading Plans

During 2008 certain of our named executive officers and directors and other officers adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. In 2009, a director adopted a Rule 10b5-1 plan and certain of our named executive officers adopted additional Rule 10b5-1 plans. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from such director or executive officer. Any director or executive officer party to such plan may amend or terminate it in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP for years 2009 and 2008.

	2009	2008
Audit Fees(1) ($)	527,500	565,000
Audit-Related Fees(2) ($)	—	150,000
Tax Fees(3) ($)	134,300	91,000
All Other Fees(4) ($)	2,200	4,000

Total ($)	664,000	810,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the review of our quarterly financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	In 2008, the amount includes fees billed for work in connection with our secondary offering, which was completed in April.
(3)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.
(4)	All other fees represent a subscription fee for an on-line research service providing access to accounting literature.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

All services performed by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent under Nasdaq listing standards and the SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.neutraltandem.com.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of Neutral Tandem, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of Deloitte & Touche LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the year ended December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for 2009.

The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees and Rule 2-07 of Regulation S-X, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with them their independence relating to Neutral Tandem, Inc. In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all audit and non-audit services performed by Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, subject to stockholder ratification.

The Audit Committee

of the Board of Directors

Lawrence M. Ingeneri, Chairman

Robert Hawk

G. Edward Evans

OTHER MATTERS

Stockholder Proposals and Director Nominations

In addition to any requirements imposed under our By-Laws, under Rule 14a-8(e) of the Exchange Act, shareholder proposals intended for inclusion in our 2011 Proxy Statement at next year’s annual meeting must be submitted in writing to us at the Office of the Corporate Secretary, at the address below, and must be received by December 23, 2010.

In addition to any requirements imposed under our By-Laws, any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the Proxy Statement, including shareholder nominations for or suggestions of candidates for election as directors, that we receive earlier than December 26, 2010, or later than January 25, 2011, will not be considered filed on a timely basis. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that (1) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as it appears on our books, of the stockholder proposing such business, (iii) the class and number of shares of our capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Notice of a nomination must include:

(i)	as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	(A) the name and record address of such stockholder, (B) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Proponents must submit notices of proposals and nominations in writing to the following address:

Corporate Secretary

Neutral Tandem, Inc.

One South Wacker Drive, Suite 200

Chicago, Illinois 60606

The Corporate Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

We pay the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

	000004	000000000.000000 ext	000000000.000000 ext
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DESIGNATION (IF ANY)
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Using a black ink pen, mark your votes with an X as shown in this example.

Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION

IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed nominees as Directors and FOR Proposal 2.

1.	Election of Directors	For	Withhold		For	Withhold		For	Withhold
01 - Rian J. Wren		☐	☐	02 - James P. Hynes	☐	☐	03 - Peter J. Barris	☐	☐

04 - Robert C. Hawk		☐	☐	05 - Lawrence M. Ingeneri	☐	☐	06 - G. Edward Evans	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as Neutral Tandem’s independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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<STOCK#>	00Q1TB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION

IN THE ENCLOSED ENVELOPE.

Proxy - Neutral Tandem, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEUTRAL TANDEM, INC.

Proxy for Annual Meeting of Stockholders to be held on May 25, 2010

The undersigned stockholder of Neutral Tandem, Inc. (“Neutral Tandem”) hereby appoints Rian J. Wren and Robert M. Junkroski, and each of them acting singly, proxies, with full power of substitution, to vote all shares of common stock of Neutral Tandem which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Neutral Tandem, to be held in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606, on Tuesday, May 25, 2010, beginning at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated April 22, 2010 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS RETURNED AND NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our related 2009 Annual Report on Form 10-K are available for viewing, printing and downloading at the Investor Relations section of our website at www.neutraltandem.com.